[TEMPLE-INLAND LOGO]


NEWS
RELEASE---------------------------------------------------------
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


      TEMPLE-INLAND INC. REPORTS THIRD QUARTER 2004 RESULTS

     AUSTIN, TEXAS, October 25, 2004--Temple-Inland Inc. today reported third quarter 2004 net income of $41 million, or $0.73 per diluted share, compared with a third quarter 2003 net loss of $3 million, or ($0.06) per diluted share, and second quarter 2004 net income of $56 million, or $0.99 per diluted share.

     Results for third quarter 2004 include (i) a previously announced after-tax charge of $13 million, or $0.23 per share, in asset write-downs, severance, and transaction costs related to the repositioning of mortgage origination activities and the sale of the third party servicing portfolio, (ii) an after-tax charge of $3 million, or $0.05 per share, primarily associated with converting facility closures, and (iii) after-tax income of $1 million, or $0.02 per share, associated with previously discontinued operations. As reflected in the table below, the total effect of these special items for third quarter 2004 is $0.26 per share.



                                       Third Quarter    Second Quarter
                                      ---------------   --------------
                                      2004       2003       2004
                                      ----       ----       ----

   Net income (loss) per dil.
   share as reported                  $0.73     ($0.06)     $0.99

   Special items                       0.26       0.46       0.06
                                      -----      -----      -----

   Net income per diluted
   share, excluding special items     $0.99      $0.40      $1.05


Corrugated Packaging

     The corrugated packaging operation reported income of $42 million in third quarter 2004 compared with $7 million in third quarter 2003 and $26 million in second quarter 2004. Despite higher energy and recycled fiber costs, earnings improved in third quarter 2004 compared with third quarter 2003 due to higher pricing, increased box volumes, and lower converting costs.

Earnings increased in third quarter 2004 compared with second quarter 2004 due to higher box prices, partially offset by lower box shipments and slightly higher converting costs associated with the closure of three box plants in the quarter.

     Despite the closure of seven box plants since third quarter 2003, on a volume per workday basis, shipments of corrugated containers were up 6.2% in third quarter 2004 compared with third quarter 2003. Shipments were down 3.4% compared with second quarter 2004.

     Average prices for corrugated containers in third quarter 2004 were up 3% compared with third quarter 2003 and up 4% compared with second quarter 2004. The average cost of recycled fiber in third quarter 2004 was up 31% compared with third quarter 2003 and flat compared with second quarter 2004.

Forest Products

     The forest products operation reported income of $68 million in third quarter 2004, compared with $24 million in third quarter 2003 and $65 million in second quarter 2004. Operating income for third quarter 2004 included $3 million from high-value land sales compared with $2 million in third quarter 2003 and $6 million in second quarter 2004. The average sales price per acre of high-value land in third quarter 2004 was approximately $6,000 per acre.

     Average lumber prices in third quarter 2004 were up 18% compared with third quarter 2003, but down 1% compared with second quarter 2004. Particleboard prices were up 41% compared with third quarter 2003 and up 10% compared with second quarter 2004. Medium density fiberboard (MDF) prices were up 24% compared with third quarter 2003 and up 8% compared with second quarter 2004. Gypsum prices were up 30% compared with third quarter 2003 and up 5% compared with second quarter 2004.

     Shipments for lumber and gypsum were up in third quarter 2004 compared with third quarter 2003 and second quarter 2004. Shipments for particleboard were down during third quarter 2004 compared with third quarter 2003 and second quarter 2004. Shipments for MDF were up in third quarter 2004 compared with third quarter 2003 but down compared with second quarter 2004.

Financial Services

     The financial services operation reported income of $37 million in third quarter 2004 compared with $49 million in third quarter 2003 and $59 million in second quarter 2004. Operating income for third quarter 2004 was negatively impacted $15 million ($0.16 per share) from an increase in the mortgage servicing valuation allowance due primarily to the reduction in long-term interest rates and to the decision to sell the servicing portfolio. Excluding the change in the mortgage servicing valuation allowance, third quarter 2004 income would have compared favorably to third quarter 2003.

Comments

     In announcing third quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, "The operating results achieved during third quarter 2004 reflect continued benefits from our strategic and cost reduction initiatives and favorable market conditions. During the quarter, debt was reduced by $100 million.

     "The increase in box shipments during third quarter 2004 compared with third quarter 2003 was generated with seven less box plants in our system, including three plants closed in the quarter. In third quarter 2004 compared with second quarter 2004, box shipments declined and costs were negatively impacted by hurricane activity and the closure of three converting facilities. Box pricing continued to improve in the third quarter.

     "Forest products achieved record earnings for the second consecutive quarter, reflecting improved pricing and volumes.
Operating costs were lower during the quarter.

      "As previously announced, our financial services group is taking steps to lower cost and reduce exposure to changing market conditions by repositioning its mortgage origination activities and selling the third party mortgage servicing portfolio. We have entered into a letter of intent to sell the third party mortgage servicing portfolio, and this transaction is scheduled to close by the end of the year. These actions will position financial services for continued strong financial performance."

     Commenting on the quarter, Mr. Jastrow said, "During third quarter 2004, we continued to make progress on initiatives to lower costs, improve operational efficiency, increase asset utilization and drive return on investment. Our high level of integration allowed the containerboard mills to run full. We continue to focus on improving asset utilization in our box plant system, which improves operating efficiency and lowers costs. During the third quarter, we closed the Louisville, Kentucky; Rock Hill, South Carolina; and Mishawaka, Indiana converting facilities. Since third quarter 2003, we have closed seven converting facilities and eliminated over 300 positions, resulting in current annual savings of $36 million. The benefits of these latest closures will be realized during the next year, and annual savings of $60 million from converting facility closures are on schedule to be achieved by the end of 2005. Annual savings of $60 million from Project TIP consolidation and supply chain initiatives will be achieved by the end of 2004."

     The company will host a conference call on October 26, 2004, at 8:00 a.m. ET to discuss results of the second quarter. The meeting may be accessed through Temple-Inland's Internet site or by conference call. To access through Temple-Inland's internet site, www.templeinland.com, click on "Investor Relations - Conference Call." To access by conference call, listeners calling from North America should dial 1-800-901-5213 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2962. The passcode is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The passcode for the replay is 20994665.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.

                    TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
                 (in millions, except per share amounts)

                                                              First Nine
                                       Third Quarter            Months
                                       --------------     ------------------
                                       2004      2003     2004          2003
                                       ----      ----     ----          ----
Total revenues                       $1,194   $ 1,170   $ 3,566(b)    $3,487
                                      =====     =====     =====        =====

Income (loss) from continuing
  operations                         $   40   $    (3)  $   108       $  135
Effect of accounting change              --        --        --           (1)
Discontinued operations                   1        --         2            1
                                      -----     -----     -----        -----
Net income (loss)                    $   41   $    (3)  $   110       $  135
                                      =====     =====     =====        =====

Diluted earnings per share:
   Income (loss) from continuing
     operations                      $ 0.71   $ (0.06)  $  1.93       $ 2.49
  Effect of accounting change            --        --        --        (0.01)
  Discontinued operations              0.02        --      0.03         0.01
                                      -----     -----     -----        -----
    Net income (loss)                $ 0.73   $ (0.06)  $  1.96       $ 2.49
                                      =====     =====     =====        =====


Average shares outstanding
  - diluted                            56.7      54.3      56.1         54.1





                        Business Segments


Revenues
Corrugated packaging                $   689   $   667    $2,049       $2,019
Forest products                         266       211       739          583
Financial services                      239       292       778(b)       885
                                      -----     -----     -----        -----
    Total revenues                  $ 1,194   $ 1,170    $3,566       $3,487
                                      =====     =====     =====        =====

Income
Corrugated packaging                $    42   $     7    $   78       $   16
Forest products                          68        24       165           32
Financial services                       37        49       149          132
                                      -----     -----     -----        -----
  Segment operating income (a)          147        80       392          180
Unallocated expenses (a)                (25)      (20)      (67)         (59)
Other expense                           (25)      (24)      (51)         (56)
Parent company interest                 (31)      (33)      (97)        (103)
                                      -----     -----     -----        -----
  Income (loss) before taxes             66         3       177          (38)
Income (taxes) benefit                  (26)       (6)      (69)         173
                                      -----     -----     -----        -----

Income (loss) from continuing
  operations                             40        (3)      108          135
Effect of accounting change              --        --        --           (1)
Discontinued operations                   1        --         2            1
                                      -----     -----     -----        -----
    Net income (loss)               $    41     $  (3)   $  110       $  135
                                      =====     =====     =====        =====


(a) As previously announced, as a result of the consolidation of our administrative functions and the adoption of a shared services concept, beginning in first quarter 2004, we changed the way we allocate cost to the business segments. The effect of this change was to increase segment operating income and to increase unallocated expenses by a like amount. Third quarter 2003 and the first nine
    months of 2003 have been reclassified   below to reflect this change.



                                     Third Quarter 2003
                                     ------------------
                             As
                         Originally                            As
                          Reported     Reclassification   Reclassified
                         ----------    ----------------   ------------

 Corrugated packaging    $   --          $     7            $    7
 Forest products             22                2                24
 Financial services          49               --                49
                          -----            -----             -----
   Segment operating
     income                  71                9                80
 Unallocated expenses       (35)              (9)              (44)
                          -----            -----             -----
 Operating income        $   36          $    --            $   36
                          =====            =====             =====


<TABLE

                                   First Nine Months 2003
                                   ----------------------
                             As
                         Originally                            As
                          Reported     Reclassification   Reclassified
                         ----------    ----------------   ------------

 Corrugated packaging    $   (3)         $    19            $   16
 Forest products             25                7                32
 Financial services         132               --               132
                          -----            -----             -----
   Segment operating
     income                 154               26               180
 Unallocated expenses       (89)             (26)             (115)
                          -----            -----             -----
 Operating income         $  65           $   --             $  65
                          =====            =====             =====


(b) Includes the effects of a reclassification of $6 million to revenues from noninterest expense related to first quarter
    2004.  The reclassification had no effect on operating income.

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)


                                    Third Quarter      First Nine Months
                                    -------------      -----------------
                                    2004     2003      2004         2003
                                    ----     ----      ----         ----
                                           Dollars in millions

Revenues <Fna>
Corrugated Packaging <Fnb>        $   689  $   667     $ 2,049    $ 2,019

Forest Products
  Pine lumber                     $    90  $    73     $   258    $   193
  Particleboard                        48       38         143        113
  Medium density fiberboard            28       21          84         70
  Gypsum wallboard                     30       19          81         53
  Fiberboard                           23       20          62         51
  Other                                47       40         111        103
                                     ----     ----        ----       ----
    Total Forest Products         $   266  $   211     $   739    $   583
                                     ====     ====        ====       ====

Unit sales <Fna>
Corrugated Packaging <Fnb>,
  thousands of tons                   899      943       2,796      2,803

Forest Products
  Pine lumber, mbf                    237      227         707        641
  Particleboard, msf                  141      149         463        444
  Medium density fiberboard, msf       57       51         182        172
  Gypsum wallboard, msf               203      165         571        472
  Fiberboard, msf                     121      123         331        312

<Fna>  Revenues and unit sales do not include joint venture
       operations.
<Fna>  Includes boxes sold and open market sales of linerboard.
